UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.         )

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ARDEN REALTY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ARDEN REALTY, INC.
11601 Wilshire Boulevard
Fourth Floor
Los Angeles, CA  90025

April 25, 2005

Dear Stockholder:

You are cordially invited to attend the 2005 annual meeting of stockholders of Arden Realty, Inc. to be held on May 25, 2005 at 10:00 a.m., local time, at the Luxe Hotel Sunset Boulevard, located at 11461 Sunset Boulevard, Los Angeles, California 90049.

Information about the meeting and the various matters on which the stockholders will act is included in the notice of annual meeting of stockholders and proxy statement that follows. Also included is a proxy card and postage paid return envelope.

It is important that your shares be represented at the meeting. Whether or not you plan to attend, we hope that you will complete and return your proxy card in the enclosed envelope as promptly as possible.

Sincerely,

Richard S. Ziman
Chairman of the Board and
Chief Executive Officer

ARDEN REALTY, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held May 25, 2005

To the stockholders of Arden Realty, Inc.:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Arden Realty, Inc., a Maryland corporation, will be held at the Luxe Hotel Sunset Boulevard, located at 11461 Sunset Boulevard, Los Angeles, California 90049 on May 25, 2005, at 10:00 a.m., local time, for the following purposes:

1.                To elect two directors to serve until the annual meeting of stockholders in 2008 and until their successors are duly elected and qualify;

2.                To ratify the Audit Committee’s appointment of Ernst & Young LLP to act as our independent auditors for the year ending December 31, 2005;

3.                To adopt the Third Amended and Restated 1996 Stock Option and Incentive Plan of Arden Realty, Inc. and Arden Realty Limited Partnership;

4.                To consider one stockholder proposal, if properly presented at the meeting; and

5.                To transact such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

The Board of Directors has fixed the close of business on March 31, 2005 as the record date for determining the stockholders entitled to receive notice of and to vote at the annual meeting or at any adjournments or postponements of such meeting.

Stockholders are cordially invited to attend the meeting in person.

Your vote is important. Accordingly, you are urged to complete, sign, date and return the accompanying proxy card whether or not you plan to attend the annual meeting.

By Order of the Board of Directors,

David A. Swartz
General Counsel and Secretary
April 25, 2005
Los Angeles, California

ARDEN REALTY, INC.

11601 Wilshire Boulevard
Fourth Floor
Los Angeles, CA  90025

PROXY STATEMENT

Annual Meeting of Stockholders
May 25, 2005

INTRODUCTION

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Arden Realty, Inc., a Maryland corporation, of proxies from the holders of our outstanding shares of common stock, $.01 par value per share, for the annual meeting of stockholders to be held on May 25, 2005 at the Luxe Hotel Sunset Boulevard, located at 11461 Sunset Boulevard, Los Angeles, California 90049 at 10:00 a.m., local time, or any adjournments or postponements of such meeting.

This proxy statement and enclosed form of proxy are first being mailed to our stockholders on or about April 25, 2005.

At the annual meeting, our stockholders will be asked to consider and vote upon the following proposals:

1.                the election of two directors to serve until the annual meeting of stockholders in 2008 and until their successors are duly elected and qualify;

2.                the ratification of the Audit Committee’s appointment of Ernst & Young LLP to act as our independent auditors for the year ending December 31, 2005;

3.                the adoption of the Third Amended and Restated 1996 Stock Option and Incentive Plan of Arden Realty, Inc. and Arden Realty Limited Partnership;

4.                one stockholder proposal, if properly presented at the meeting; and

5.                such other business as may properly come before the meeting.

You are entitled to notice of and to vote at the annual meeting if you are the record holder of shares of our common stock at the close of business on the record date of March 31, 2005. Each share entitles the holder to one vote on each matter submitted to a vote. As of the record date, 66,695,239 shares of common stock were outstanding. A majority of the outstanding shares of common stock must be represented at the annual meeting in person or by proxy to constitute a quorum. Abstentions and broker non-votes will count toward the presence of a quorum. If a quorum is not present or represented at the annual meeting, the stockholders entitled to vote, present or represented by proxy, have the power to adjourn the meeting from time to time, without notice other than an announcement at the annual meeting, until a quorum is present or represented.

Assuming a quorum is present at the annual meeting, (i) a plurality of all votes cast is required for the election of directors, (ii) a majority of all votes cast is required for the ratification of Ernst & Young LLP and the approval of the stockholder proposal, if properly presented at the meeting, and (iii) a majority of all votes cast, provided that the total vote cast represents more than 50% of all shares entitled to vote, is required for the adoption of the Third Amended and Restated 1996 Stock Option and Incentive Plan.

The shares of common stock represented by all properly executed proxies returned to us will be voted at the annual meeting as instructed or, if no instruction is given, “FOR” the nominees for director, “FOR” the ratification of the Audit Committee’s appointment of Ernst & Young LLC to act as our independent auditors for the year ending December 31, 2005, “FOR” the adoption of the Third Amended and Restated 1996 Stock Option and Incentive Plan, and “AGAINST” approval of the stockholder proposal. As to any other business which may properly come before the annual meeting, all properly executed proxies will be voted by the persons named therein in accordance with their discretion. As of the date of this proxy statement we are not aware of any other business, which may come before the annual meeting. Any person giving a proxy has the right to revoke it at any time before it is exercised (a) by filing with our Secretary a duly signed revocation or a proxy bearing a later date or (b) by voting in person at the annual meeting. However, mere attendance at the annual meeting will not revoke a proxy.

No person is authorized to give any information or to make any representations on our behalf with respect to the annual meeting, other than those contained in this proxy statement, and, if given or made, that information and those representations must not be relied upon as having been authorized by us. The delivery of this proxy statement shall not, under any circumstances, create any implication that there has been no change in our affairs or with respect to the matters addressed in this proxy statement since the date hereof.

The date of this proxy statement is April 25, 2005 and it is first being mailed to our stockholders on or about April 25, 2005.

EXECUTIVE OFFICERS

The following is a biographical summary of the experience of our current executive and senior officers.

Richard S. Ziman.   Mr. Ziman, 62, is one of our founders and has served as our Chairman of the Board and Chief Executive Officer since our formation in October 1996. Mr. Ziman has been involved in the real estate industry for over 30 years. In 1990, Mr. Ziman formed Arden Realty Group, Inc. and served as its Chairman of the Board and Chief Executive Officer from its inception until our formation. In 1979, he co-founded Pacific Financial Group, a diversified real estate investment and development firm headquartered in Beverly Hills, of which he was the Managing General Partner. Mr. Ziman is a member of the Board of Governors of the National Association of Real Estate Investment Trusts and a member of the Board of Directors of the Real Estate Round Table. Mr. Ziman received his Bachelor’s Degree and his Juris Doctor Degree from the University of Southern California and from 1971 to 1980 practiced law as a partner at the law firm of Loeb & Loeb, specializing in transactional and financing aspects of real estate. Mr. Ziman is a nominee for election as director and, if elected, his term as director will expire at the 2008 annual meeting of stockholders.

Victor J. Coleman.   Mr. Coleman, 43, is one of our founders and has served as our President and Chief Operating Officer and as a director since our formation in October 1996. Mr. Coleman was a co-founder of Arden Realty Group, Inc. and was its President and Chief Operating Officer from 1990 to 1996. From 1987 to 1989, Mr. Coleman was Vice President of Los Angeles Realty Services, Inc. and earlier in his career, from 1985 to 1987, was Director of Marketing and Investment Advisor for Development Systems International and an associate at Drexel Burnham Lambert specializing in private placements with institutional and individual investors. Mr. Coleman received his Bachelor’s Degree from the University of California at Berkeley and received his Master of Business Administration Degree from Golden Gate University. Mr. Coleman is a nominee for election as director and, if elected, his term as director will expire at the 2008 annual meeting of stockholders.

Richard S. Davis.   Mr. Davis, 46, has served as our Executive Vice President, Chief Financial Officer since January 2005. From July 2000 to December 2004, Mr. Davis served as our Senior Vice President, Chief Financial Officer. From December 1997 to July 2000, Mr. Davis served as our Senior Vice President and Chief Accounting Officer. From 1996 to 1997, Mr. Davis was with Catellus Development Corporation where he was responsible for accounting and finance for the asset management and development divisions. From 1985 to 1996, Mr. Davis served as a member of the audit staff of both KPMG LLP and Price Waterhouse LLP, specializing in real estate. Mr. Davis is a Certified Public Accountant in the states of California and Missouri and a member of the American Institute of CPAs. Mr. Davis received his Bachelor of Science Degree in Accounting from the University of Missouri at Kansas City.

Robert C. Peddicord.   Mr. Peddicord, 43, has served as our Executive Vice President–Leasing and Property Operations since January 2005. From January 2001 to December 2004, Mr. Peddicord served as our Senior Vice President–Leasing and Property Operations. From October 1997 to December 2000, Mr. Peddicord served as our Senior Vice President–Leasing. From 1987 to 1996, Mr. Peddicord was a Managing Director in the West Los Angeles office of Julien J. Studley, representing landlords and tenants in the leasing of office space. From 1984 to 1986, Mr. Peddicord served as a branch Vice President for Great Western Financial Corporation. Mr. Peddicord received his Bachelor’s Degree in Economics from the University of California at Los Angeles.

David A. Swartz.   Mr. Swartz, 39, has served as our General Counsel and Secretary since August 1999, and from May 1998 to August 1999 served as our Associate General Counsel. From September 1991, until his employment with us, Mr. Swartz was a real estate attorney with the law firm of Allen, Matkins, Leck, Gamble & Mallory, LLP, where he managed and negotiated commercial real estate transactions, handled litigation for major institutional clients and served as legal advisor to property owners, building and asset managers, real estate brokers and tenants. A graduate of The Wharton School of the University of Pennsylvania with a Bachelor of Science in Economics, Mr. Swartz received his Juris Doctor Degree from the UCLA School of Law in 1991.

Howard S. Stern.   Mr. Stern, 43, has served as our Senior Vice President and Chief Investment Officer with oversight over our acquisition, disposition, development and new investment activities since June 2003. From August 2001 to June 2003, Mr. Stern served in various roles for us such as First Vice President of Operations and Leasing and Vice President of Strategic Planning. From 1995 to 2000, Mr. Stern served as Vice President of the Archon Group, a subsidiary of Goldman, Sachs & Co., where he was responsible for overseeing all Western Region mezzanine financing and real estate management activities. From 1990 to 1991, Mr. Stern served as Managing Director for Granite Partners, a New York–based real estate investment bank where he was responsible for overseeing all West Coast business activities. Mr. Stern received his Bachelor of Arts degree in Political Science and Economics from the University of California at Berkeley and his Masters Degree in Business Administration from the University of Southern California.

EXECUTIVE COMPENSATION

The following table sets forth information with respect to the compensation we paid for services rendered during the fiscal years ended December 31, 2004, 2003 and 2002 to our “named executive officers.” Our named executive officers consist of (a) our Chief Executive Officer and (b) our four most highly compensated executive officers other than our Chief Executive Officer.

Summary Compensation Table

	Annual Compensation					Long-Term Compensation Awards
Name and Title	Year	Salary($)	Bonus($)		Other Annual Compensation($)(1)	Options Granted (#)	Restricted Stock($)(2)		All Other Compensation($)(3)
Richard S. Ziman	2004	736,000	896,700		14,400	—	1,162,700	(5)	303,750
Chairman of the Board and	2003	670,000	735,000		14,400	101,600	2,163,200	(6)	252,600
Chief Executive Officer	2002	580,000	290,000	(4)	14,400	44,500	1,413,500	(7)	124,250
Victor J. Coleman	2004	526,000	640,500		14,000	—	702,200	(5)	62,250
President, Chief Operating	2003	497,000	525,000		14,400	55,300	1,307,000	(6)	56,300
Officer and Director	2002	450,000	225,000	(4)	14,400	33,500	1,028,000	(7)	30,750
Andrew J. Sobel(8)	2004	425,000	520,200		9,600	—	—		52,390
Executive Vice President–	2003	369,000	410,000		9,600	40,200	801,700	(6)	42,100
Strategic Planning and Operations	2002	315,000	125,000	(4)	9,600	26,500	642,500	(7)	24,000
Richard S. Davis	2004	342,000	418,700		7,200	—	336,400	(5)	44,070
Executive Vice President–	2003	299,000	330,000		7,200	35,600	682,500	(6)	36,000
Chief Financial Officer	2002	255,000	—		7,200	30,000	385,500	(7)	21,000
Robert C. Peddicord	2004	342,000	418,700		7,200	—	336,400	(5)	44,070
Executive Vice President–	2003	299,000	330,000		7,200	35,600	682,500	(6)	36,000
Leasing and Property Operations	2002	255,000	—		7,200	30,000	385,500	(7)	21,000

(1)              Represents annual auto allowances.

(2)              Restricted stock is awarded pursuant to our Long-Term Incentive Program. All restricted stock awards granted under our Long-Term Incentive Program are made in accordance with the provisions of the 1996 Stock Option and Incentive Plan of Arden Realty, Inc. and Arden Realty Limited Partnership. The amounts shown reflect the market value of the restricted stock awards on the date of grant. The restriction on these awards prohibits the sale or transfer of such shares until vested. The named executive officers are entitled to receive dividends in respect of such restricted stock, whether vested or unvested.

As of December 31, 2004, Messrs. Ziman, Coleman, Sobel, Davis and Peddicord held a total of 210,300, 141,273, 108,646, 59,805 and 59,805 shares of unvested restricted stock awards, respectively. Based on the December 31, 2004 closing price of $37.72 per share of our common stock, as reported by the New York Stock Exchange, the total value of these awards was $7,932,516, $5,328,818, $4,098,127, $2,255,845 and $2,255,845, respectively.

(3)              Represents amounts we contributed pursuant to our deferred compensation and 401(k) plans.

	Year	Deferred Compensations ($)	401(k) ($)
Richard S. Ziman	2004	294,000	9,750
	2003	243,600	9,000
	2002	116,000	8,250
Victor J. Coleman	2004	52,500	9,750
	2003	47,300	9,000
	2002	22,500	8,250
Andrew J. Sobel(8)	2004	42,640	9,750
	2003	33,100	9,000
	2002	15,750	8,250
Richard S. Davis	2004	34,320	9,750
	2003	27,000	9,000
	2002	12,750	8,250
Robert C. Peddicord	2004	34,320	9,750
	2003	27,000	9,000
	2002	12,750	8,250

(4)              Represents amounts for specific long-term performance measures achieved in March 2002. These executives received no other performance bonus for 2002.

(5)              These restricted stock awards vest equally on the anniversary date of the awards over three years.

(6)              Of these restricted stock awards, 12,500, 7,000, 5,000, 4,500 and 4,500 of the restricted stock awards granted in 2003 to Messrs. Ziman, Coleman, Sobel, Davis and Peddicord, respectively, cliff vest on the third anniversary date of the award. The remainder of the restricted stock awards granted in 2003 vest equally on the anniversary date of the award over a period ranging from four-to-five years.

(7)              These restricted stock awards vest equally on the anniversary date of the awards over ten years.

(8)              Mr. Sobel served as our Executive Vice President and Director of Property Operations from August 1996 until his resignation in February 2000. In July 2000, Mr. Sobel returned to Arden Realty as our Executive Vice President—Strategic Planning and Operations until his resignation on February 28, 2005.

In August 1998, we issued 42,553 shares of common stock to Mr. Sobel. These shares were encumbered by a promissory note to us in the amount of $1.0 million. The promissory note was recourse and secured by the shares of common stock issued, bore interest at 6% per annum with all accrued interest and principal due in August 2004. At the time of his resignation in February 2000, Mr. Sobel surrendered the shares of common stock underlying his promissory note and executed a new promissory note in the amount of $223,887, representing the difference between the value of the shares of common stock surrendered and the unpaid principal and interest on his original promissory note. The promissory note bore interest at 6.56% per annum, with all accrued interest and principal due in February 2002. Mr. Sobel returned to Arden Realty in July 2000 and he executed a new promissory note in the amount of $194,936, which is currently outstanding, equal to the outstanding principal amount of the original note, bearing interest at LIBOR + 1.10% and maturing in 2007.

On March 4, 2005, Arden Realty and Mr. Sobel entered into a Confidential Resignation Agreement and General Release and a Consulting Agreement with a term of 3 years. These agreements provide for the following:

•         Severance pay in an amount equal to 24 months’ base salary, plus an amount equal to Mr. Sobel’s 2003 bonus and an amount equal to the value of 16,080 unvested stock options for a total amount of $1,503,487;

•         The payment of premiums for Mr. Sobel and his dependents’ health and dental benefits coverage for the duration of his Consulting Agreement;

•         Monthly consulting fee of $25,000;

•         The continued vesting over the term of the Consulting Agreement of 91,417 unvested restricted stock awards, which are held by Mr. Sobel pursuant to restricted stock agreements with Arden Realty;

•         An agreement by Mr. Sobel not to engage in any business activity, during the term of the Consulting Agreement, that is the same or similar to Mr. Sobel’s work for us and that is within the same geographic territory and which is directly competitive with the business conducted by us at the time of Mr. Sobel’s resignation; and

•         Customary confidentiality, release of claims, non-disparagement, non-solicitation, and indemnification provisions.

Upon the termination of his employment, Mr. Sobel forfeited 13,329 unvested restricted stock awards and 24,120 stock options (including the 16,080 for which he received payment as described above).

Option Grants in Last Fiscal Year

No options were granted to our named executives in 2004.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth certain information concerning exercised and unexercised options held by the named executive officers at December 31, 2004.

			Number of Securities Underlying		Value of Unexercised
	Shares		Unexercised Options		In-the-Money Options at
	Acquired on	Value	At December 31, 2004		December 31, 2004(1)
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Richard S. Ziman	602,667	$6,455,000	771,986	96,114	$9,210,000	$1,554,000
Victor J. Coleman	520,000	$4,782,000	388,393	55,407	$4,575,000	$883,000
Andrew J. Sobel	95,706	$593,000	—	40,994	$—	$651,000
Richard S. Davis	58,400	$536,000	7,120	38,840	$120,000	$603,000
Robert C. Peddicord	57,120	$347,000	—	38,480	$—	$603,000

(1)    Based on the December 31, 2004 closing price of $37.72 per share of our common stock, as reported by the New York Stock Exchange.

Employment Agreements

We have entered into employment agreements with Messrs. Ziman, Coleman, Davis and Peddicord. The employment agreements of Messrs. Ziman and Coleman originally expired in July 2004, and the employment agreements for Messrs. Davis and Peddicord originally expired in December 2000. However, these employment agreements all are subject to automatic one-year extensions following the expiration of those terms and provide for base compensation and bonus to be determined by the compensation committee of our Board of Directors.

The annual compensation and bonuses paid to these executives for 2004 are presented in the Summary Compensation table above.

The employment agreements of Messrs. Ziman, Coleman, Davis and Peddicord entitle the executives to participate in our 1996 Stock Option and Incentive Plan. Each executive has been allocated the number of stock options and restricted stock awards presented in the tables above. Each executive will also receive certain other insurance and pension benefits.

In the event of a termination of any of these executives by us without “cause”, a termination by the executive for “good reason”, or a termination pursuant to a “change in control,” as those terms are defined in their respective employment agreements, the terminated executive will be entitled to (1) a single severance payment and (2) continued receipt of certain health benefits for a specified period of time following the date of termination. The single severance payments for Messrs. Ziman and Coleman are equal to the sum of four times the respective executive’s highest annual base compensation for the preceding 48 months and four times the highest annual bonus received in the preceding 48-month period. The single severance payment for Messrs. Davis and Peddicord is equal to the sum of three times their average annual base compensation for the preceding 24-month period and an amount equal to three times their highest annual bonus received in the preceding 24-month period. Messrs. Ziman and Coleman will continue to receive health benefits for four years commencing on the date of termination and Messrs. Davis and Peddicord will continue to receive health benefits for up to 18 months commencing on the date of termination. In the event of a termination without cause, in addition to payment of the single severance payment for Messrs. Ziman, Coleman, Davis and Peddicord, any unvested stock options and restricted stock awards will become fully vested as of the date of termination. In addition, if any of Messrs. Ziman’s, Coleman’s, Davis’s or Peddicord’s severance payments or benefits are deemed to be parachute payments under the Internal Revenue Code, we have agreed to make additional payments to the executive to compensate him for the additional tax obligations.

Stock Option and Incentive Plan

We adopted the 1996 Stock Option and Incentive Plan for the purpose of attracting and retaining executive officers, directors and employees. The plan is qualified under Rule 16b-3 under the Securities Exchange Act of 1934, as amended. The plan is administered by the compensation committee and provides for the granting of stock options, stock appreciation rights or restricted stock awards to executives or other key employees. Stock options may be granted in the form of “incentive stock options”, as defined in Section 422 of the Internal Revenue Code, or non-statutory stock options and, subject to the time vesting provisions of each grant, are exercisable for up to 10 years following the date of grant. The exercise price of each option will be set by the compensation committee, provided, however, that the price per share must be equal to or greater than the fair market value of our common stock on the grant date.

The plan also provides for the issuance of stock appreciation rights which will generally entitle a holder to receive cash or stock, as determined by the compensation committee, at the time of exercise equal to the difference between the exercise price and the fair market value of our common stock. In addition, the plan permits us to issue shares of restricted stock to executives or other key employees upon terms and conditions as determined by the compensation committee. No incentive stock options may be granted under the plan after September 27, 2006. On March 22, 2005, our Board of Directors unanimously authorized the Third Amended and Restated 1996 Stock Option and Incentive Plan. Subject to stockholder approval, the amendment and restatement provides for the following changes to the plan:

•        An increase in the number of common shares reserved for issuance under the plan from 6,500,000 to 8,500,000;

•        An extension of the term of the plan, so that no additional grants of awards may be made under the plan after the tenth anniversary of its adoption by our Board of Directors on March 22, 2005;

•        The elimination of the automatic stock option grant provisions for newly elected non-employee members of our Board of Directors; and

•        A requirement that we obtain the approval of our stockholders before permitting holders of options and other awards under the plan to transfer such awards in exchange for value or consideration.

401(k) Plan

The Arden Realty 401(k) Plan and Trust covers our eligible employees and any designated affiliates.

The 401(k) Plan permits our eligible employees to defer up to 100% of their annual compensation, subject to certain limitations imposed by the Internal Revenue Code. The employees’ elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) Plan. Employees are generally eligible to participate in the 401(k) Plan after four months of service. During 2004, we made matching contributions to the 401(k) Plan equal to 75% of each participating employee’s contribution with a maximum match of 7.5% of annual compensation. Employees vest 25% in our matching contributions for each full year of service, vesting 100% after four full years of service.

The 401(k) Plan qualifies under Section 401 of the Internal Revenue Code so that contributions by employees or by us to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that our contributions are deductible by us when made.

Deferred Compensation Plan

On June 1, 2002, the Board of Directors adopted a Deferred Compensation Plan. This plan provides certain key employees, selected by the compensation committee, with supplemental deferred benefits in the form of retirement payments. The compensation committee has selected ten of our current key employees to participate in the Deferred Compensation Plan, including all five of our named executive officers presented in the Summary Compensation table above.

During 2004, we made contributions in the amount of 40% of the annual salary for Mr. Ziman and 10% of the annual salary for each of our other named executive officers. The contributions made by us on behalf of the Deferred Compensation Plan participants vest 100% to the benefit of the Deferred Compensation Plan participants after seven years of service to Arden Realty. In addition, the contributions will vest automatically in the event of a “change in control” as defined in the Deferred Compensation Plan or death of the participant while he or she is actively employed by us. The participants can begin drawing the amounts credited in their accounts 30 days after reaching 65 years of age in the form of annual installments or in a single lump sum.

A life insurance policy has been purchased on the life of each Deferred Compensation Plan participant naming us as sole beneficiary to provide reimbursement to us for all or a portion of the contributions made under the Deferred Compensation Plan including the cost of the use of our money.

The Board of Directors believes that the Deferred Compensation Plan aids in the ability to attract, retain, motivate and provide financial security to key management employees who render valuable services to us.

Outperformance Plan

On April 11, 2005, the Compensation Committee and the Board of Directors approved the establishment of an Outperformance Plan, effective April 1, 2005, though which certain executives of Arden Realty can receive equity awards if the company generates superior returns for its stockholders. The plan is performance-based, utilizing total return to stockholders as the measurement criteria. Awards will be paid in common stock or cash, with the amount awarded based on the value created for stockholders in excess of certain performance thresholds.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In August 1998, we issued 42,553 shares of common stock to Mr. Sobel. These shares were encumbered by a promissory note to us in the amount of $1.0 million. The promissory note was recourse and secured by the shares of common stock issued, bore interest at 6% per annum with all accrued interest and principal due in August 2004. Mr. Sobel resigned as Executive Vice President and Director of Property Operations effective February 2000. At the time of his resignation, Mr. Sobel surrendered the shares of common stock underlying his promissory note and executed a new promissory note in the amount of $223,887, representing the difference between the value of the shares of common stock surrendered and the unpaid principal and interest on his original promissory note. The promissory note bore interest at 6.56% per annum, with all accrued interest and principal due in February 2002. Mr. Sobel returned to Arden Realty in July 2000 as our Executive Vice President—Strategic Planning and Operations and executed a new promissory note in the amount of $194,936, which is currently outstanding, equal to the outstanding principal amount of the original note, bearing interest at LIBOR + 1.10% and maturing in 2007.

Mr. Sobel resigned as Executive Vice President—Strategic Planning and Operations effective February 28, 2005. On March 4, 2005, Arden Realty and Mr. Sobel entered into a Confidential Resignation Agreement and General Release and a Consulting Agreement with a term of 3 years. These agreements provide for the following:

•        Severance pay in an amount equal to 24 months’ base salary, plus an amount equal to Mr. Sobel’s 2003 bonus and an amount equal to the value of 16,080 unvested stock options for a total amount of $1,503,487;

•        The payment of premiums for Mr. Sobel and his dependents’ health and dental benefits coverage for the duration of his Consulting Agreement;

•        Monthly consulting fee of $25,000;

•        The continued vesting over the term of the Consulting Agreement of 91,417 unvested restricted stock awards, which are held by Mr. Sobel pursuant to restricted stock agreements with Arden Realty;

•        An agreement by Mr. Sobel not to engage in any business activity, during the term of the Consulting Agreement, that is the same or similar to Mr. Sobel’s work for us and that is within the same geographic territory and which is directly competitive with the business conducted by us at the time of Mr. Sobel’s resignation; and

•        Customary confidentiality, release of claims, non-disparagement, non-solicitation, and indemnification provisions.

Upon the termination of his employment, Mr. Sobel forfeited 13,329 unvested restricted stock awards and 24,120 stock options (including the 16,080 for which he received payment as described above).

In July 2001, Mr. Peddicord executed a promissory note payable to us in the amount of $50,000. This note bears interest at an annual rate of 6.0% and matures in July 2006. In September 2001, Messrs. Sobel and Peddicord executed promissory notes payable to us, in the amounts of $222,369 and $18,679, respectively. These notes bear interest at an annual rate of 5.75% and mature in September 2006 for Mr. Peddicord and in September 2011 for Mr. Sobel. These notes were executed for the purpose of meeting payroll taxes due upon the vesting of restricted stock awards and are personally guaranteed by each of the respective executive officers.

We lease approximately 8,700 square feet of office space to three companies in which certain of our officers have investment interests. The terms under these leases are comparable to those that would have been negotiated at inception with unaffiliated third parties.

•        4,900 square feet of office space is leased to Wetherly Capital Group, LLC. 50% of Wetherly Capital, LLC is owned by Upstream Partners, LLC, of which Messrs. Ziman, Coleman, Davis, Peddicord, Swartz and Stern have a 77% investment interest. The total annual rents from this lease are approximately $116,000.

•        2,400 square feet of office space is leased to Rexford Industrial, LLC, of which Messrs. Ziman and Coleman have a 40% investment interest. The total annual rents from this lease are approximately $59,000.

•        1,400 square feet of office space is leased to Brentwood Capital Partners, LLC, of which Mr. Sobel has a 30% investment interest and Messrs. Ziman and Coleman have a combined 40% investment interest. The total annual rents from this lease are approximately $33,000.

We also lease approximately 34,000 square feet to California Pizza Kitchen, of which Mr. Flax, one of our independent directors, is the Co-Founder, Co-Chairman of the Board and Co-CEO. The total annual rents from this lease are approximately $497,000. The terms under this lease are comparable to those that would have been negotiated at inception with unaffiliated third parties.

BOARD OF DIRECTORS, MEETINGS AND ATTENDANCE

Pursuant to our charter, our Board is composed of seven directors. The Board is divided into three classes, as nearly equal in number as possible. The director classes currently consist of:

•        two members whose terms will expire at the 2005 annual meeting of stockholders;

•        two members whose terms will expire at the 2006 annual meeting of stockholders; and

•        three members whose terms will expire at the 2007 annual meeting of stockholders.

Our Board of Directors held nine meetings during the fiscal year ended December 31, 2004. All directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings of the committees of the Board on which such directors served. Every director is required to attend in person the annual meeting of stockholders, absent an extraordinary circumstance such as a personal emergency. All directors who were sitting on the Board at that time attended the 2004 annual meeting.

Director Independence

Our Board has adopted categorical standards for independence, a copy of which is attached to this Proxy Statement as Appendix A. These categorical standards for independence conform to the standards required by the New York Stock Exchange, or NYSE, for listed companies such as Arden Realty, and are part of our Corporate Governance Guidelines. Our Corporate Governance Guidelines may be found in the “Corporate Governance” section of our web site at www.ardenrealty.com.

Our Board has determined that each of the following directors has no material relationship with Arden Realty (either directly or as a partner, shareholder or officer of an organization that has a relationship with Arden Realty) and is independent within the meaning of both our and the NYSE’s director independence standards, as currently in effect:

•        Leslie E. Bider

•        Carl D. Covitz

•        Larry S. Flax

•        Steven C. Good

•        Alan I. Rothenberg

The directors listed above include all of our current directors, except Richard S. Ziman, our Chairman and Chief Executive Officer, and Victor J. Coleman, our President and Chief Operating Officer.

Furthermore, the Board of Directors has determined that each of the members of the Audit Committee, the Compensation Committee and the Nominations/Corporate Governance Committee has no material relationship with Arden Realty (either directly or as a partner, shareholder or officer of an organization that has a relationship with Arden Realty) and is independent within the meaning of our director independence standards and the NYSE director independence standards applicable to members of such committees.

Board Committees

Our Board has the following standing committees: an audit committee, an executive committee, a compensation committee, a nominating/corporate governance committee and an acquisitions/dispositions/investments committee.

Audit Committee.   The audit committee consists of Mr. Good, its Chairman, and Messrs. Bider and Covitz. All members of the audit committee are “independent” of our management as required by the NYSE listing standards, including with respect to the enhanced independence standards applicable to audit committees pursuant to Rule 10A-3(b)(i) under the Securities Exchange Act of 1934, as amended, and are financially literate. As a senior partner in an accountancy corporation, Mr. Good also has significant accounting and related financial management expertise, and the Board has determined that he is an “audit committee financial expert” as defined by the Securities and Exchange Commission.

The primary responsibility of the audit committee is to oversee our financial reporting process on behalf of the Board and report the results of its activities to the Board. Our management is responsible for preparing our financial statements, and our independent auditors are responsible for auditing those financial statements.

The audit committee provides assistance to the Board in fulfilling its oversight responsibility to the stockholders, potential stockholders, the investment community, and others relating to our financial statements and the financial reporting process, the systems of internal accounting and financial controls, the annual independent audit of our financial statements, and the legal compliance and ethics programs as established by management and the Board. In so doing, it is the responsibility of our audit committee to maintain free and open communication between the audit committee, our independent auditors, and our management. In discharging its oversight role, the audit committee is empowered to investigate any matter brought to its attention with full access to all of our books, records, facilities, and personnel and the authority to retain outside counsel, or other experts for this purpose.

The Board has adopted an audit committee charter, a copy of which is available on our website at www.ardenrealty.com under Investor Relations—Corporate Governance.

The audit committee met nine times during 2004.

Executive Committee.   The executive committee consists of Mr. Ziman, its Chairman, and Mr. Coleman. Subject to our conflict of interest policies, the executive committee has the power to authorize on behalf of the full Board of Directors the execution of certain contracts and agreements, including those related to our debt financings

The executive committee did not meet during 2004.

Compensation Committee.   The compensation committee consists of Mr. Covitz, its Chairman, and Messrs. Flax and Good, each of whom is independent in accordance with the listing standards of the NYSE. The primary functions of the compensation committee are to:

•        establish, review, modify, and adopt compensation plans and arrangements for our employees and consultants; and

•        review, determine and establish the compensation including salaries, bonuses, stock option grants and restricted stock awards for our officers.

The Board has adopted a compensation committee charter, a copy of which is available on our website at www.ardenrealty.com under Investor Relations—Corporate Governance.

The compensation committee met fourteen times during 2004.

Compensation Committee Interlocks and Insider Participation.   There are no compensation committee interlocks and none of our current or former employees participates on the compensation committee.

Nominating/Corporate Governance Committee.   The nominating/corporate governance committee consists of Mr. Flax, its Chairman, and Messrs. Bider and Rothenberg, each of whom is independent in accordance with the listing standards of the NYSE. The function of the nominating/corporate governance committee is to review the qualifications of candidates for director, to make recommendations to the Board regarding the composition of the Board of Directors and to nominate individual candidates for election to the Board of Directors. In addition, this committee evaluates the effectiveness of our corporate governance practices and recommends to the Board changes to such practices.

The Board has adopted a nominating/corporate governance committee charter, a copy of which is available on our website at www.ardenrealty.com under Investor Relations—Corporate Governance.

The nominating/corporate governance committee met three times during 2004.

Nominating/Corporate Governance Committee’s Process for Identifying and Evaluating Director Nominees

The nominating/corporate governance committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members with qualifications and skills that are consistent with the committee’s criteria for Board service set forth below are re-nominated. As to new candidates, the committee generally polls the Board members and members of management for their recommendations. The committee may also review the composition and qualification of the Boards of our competitors, and may seek input from industry experts or analysts. The committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the independent directors and executive management. In making its determinations, the committee evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the committee makes its recommendation to the Board. Director nominee recommendations received from stockholders will be processed and be subject to the same criteria as are candidates nominated by the committee. Historically, the committee has not relied on third-party search firms to identify Board candidates. The committee may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

Qualifications of Director Nominees

The director qualifications developed to date focus on what the committee believes to be essential competencies to effectively serve on the Board. These qualifications include:  (i) technical, operational and/or economic knowledge of our business and industry; (ii) experience at the executive level in operational, financial and/or administrative management; and (iii) financial and risk management acumen. While a candidate may not possess every experience requirement, his or her background should reflect the vast majority of the requirements and he or she should possess substantially the following attributes:  (A) track record of success in a publicly traded company; (B) integrity and commitment to the highest ethical standards; (C) consistent availability and commitment to attend meetings; and (D) ability to challenge and share ideas in a positive and constructively critical manner and to be responsive to our needs.

Manner by Which Stockholders May Recommend Director Candidates

The nominating/corporate governance committee’s policy is to consider director candidates recommended by stockholders. The nominating stockholder must submit a detailed resume and an explanation of the reasons the nominating stockholder believes the candidate is qualified for service on our Board. The nominating stockholder must also provide such other information about the recommended candidate as would be required by the Securities and Exchange Commission rules to be included in a proxy statement. In addition, the nominating stockholder must include the consent of the candidate and describe any arrangements or undertakings between the nominating stockholder and the recommended candidate regarding the nomination. The nominating stockholder must submit proof of our stockholdings. All communications are to be directed to the Chairperson of the nominating/corporate governance committee at Arden Realty, Inc., 11601 Wilshire Boulevard, Fourth Floor, Los Angeles, CA 90025, Attention: Secretary. Recommendations received after 120 days prior to the anniversary of the mailing of the prior year’s proxy statement will likely not be considered timely for consideration at that year’s annual meeting.

Acquisitions/Dispositions/Investments Committee.   The acquisitions/dispositions/investments committee consists of Mr. Ziman, its Chairman, and Messrs. Coleman, and Rothenberg. The acquisitions/dispositions/investment committee has the authority to approve the acquisitions and dispositions of real property with purchase and sales prices up to $20 million. Any acquisitions greater in amount require full Board approval.

During 2004, we acquired two properties totaling $96.8 million and disposed of twelve properties totaling $204.8 million. These property acquisitions and dispositions were approved by the full Board. The acquisitions committee met once during 2004.

Presiding Independent Director at Executive Sessions of the Board

The Chairman of the Nominating/Corporate Governance Committee, who will at all times be an independent director, presides at executive sessions of the independent members of the Board of Directors, during which no members of management are present. The independent directors meet in executive session at least four times a year.

Stockholder Communications with the Board

Stockholders may send correspondence to the Board of Directors c/o Arden Realty, Inc., 11601 Wilshire Boulevard, Fourth Floor, Los Angeles, CA 90025, Attention: Secretary. The Secretary will review all correspondence addressed to the Board, or any individual Board member, for any inappropriate correspondence and correspondence more suitably directed to management. However, the Secretary will summarize all correspondence not forwarded to the Board and make the correspondence available to the Board for its review at the Board’s request. The Secretary will forward stockholder communications to the Board prior to the next regularly scheduled meeting of the Board of Directors following the receipt of the communication.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our directors, officers (including the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and persons performing similar functions), employees, agents and consultants. This Code satisfies the requirements of a “code of business conduct and ethics” under the New York Stock Exchange listing standards and a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and applicable SEC rules. This Code of Business Conduct and Ethics has been posted to our website at www.ardenrealty.com, under Investor Relations—Corporate Governance and a copy will be provided to any person without charge, upon request sent to Arden Realty, Inc. 11601 Wilshire Boulevard, Fourth Floor, Los Angeles, CA 90025, Attention: Secretary. Amendments to, or waivers from, a provision of this Code of Business Conduct and Ethics that apply to our directors or executive officers, including the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and persons performing similar functions, may be made only by the Board or a Board Committee and will be promptly posted on our website.

Compensation of Directors

Each non-employee director receives an annual retainer of $35,000 for his services. Each non-employee director also receives $2,000 for each Board Meeting attended, $2,500 for each audit committee meeting attended, and $2,000 for each other committee meeting attended.

The audit committee chairman receives an additional annual retainer of $10,000 and the committee chairman of each other committee receives an additional annual retainer of $7,500.

Each director who is not an employee is also reimbursed for reasonable expenses incurred to attend director and committee meetings. Directors who are also our officers are not paid any directors’ fees.

Our 1996 Stock Option and Incentive Plan previously provided that each non-employee director is automatically granted options to purchase 10,000 shares of our common stock at the then current market price upon initial appointment to the Board of Directors. These initial options vest during the directors’ continued service over a four-year period at a rate of 2,500 shares of common stock per year on the anniversary date of such grant. However, our two new non-employee directors elected to the Board in 2004 waived their rights to their automatic option grants under our 1996 Stock Option and Incentive Plan and in lieu of such option grants were granted 3,000 restricted shares of our common stock. These restricted stock awards vest equally on the anniversary date of the awards over three years during the directors’ continued service. On March 22, 2005 the Board of Directors amended and restated the 1996 Stock Option and Incentive Plan, subject to shareholder approval, to, among other changes, eliminate future automatic option grants to non-employee directors so that the 1996 Stock Option and Incentive Plan more clearly reflects our compensation of our most recently elected non-employee directors, while preserving our flexibility to compensate newly elected non-employee directors in a consistent manner.

In addition, each non-employee director has been granted options to purchase additional shares of our common stock and/or restricted stock awards for each year of service. The following table sets forth certain information concerning exercisable and unexercisable stock options received by each non-employee director as well as restricted shares of stock that have been awarded to each non-employee director at December 31, 2004.

		Number of Shares Underlying Options	Exercise Price per	Expiration	Number of Securities Underlying Unexercised Options		Restricted
Name	Year	Granted (#)	Share	Date	Exercisable	Unexercisable	Stock ($)(1)
Leslie E. Bider	2004	—	—	—	—	—	$139,170
Carl D. Covitz	2004	—	—	—	—	—	$47,490
	2003	—	—	—	—	—	$40,050
	2002	—	—	—	—	—	$25,090
	2001	—	—	—	—	—	$40,200
	2000	50,000	$25.50	7/27/10	—	—	—
	1999	10,000	$19.25	11/30/09	—	—	—
	1998	40,000	$22.50	12/15/08	—	—	—
	1997	10,000	$32.25	10/15/07	10,000	—	—
	1996	10,000	$20.00	10/4/06	—	—	—
Larry S. Flax	2004	—	—	—	—	—	$47,490
	2003	—	—	—	—	—	$40,050
	2002	—	—	—	—	—	$25,090
	2001	—	—	—	—	—	$40,200
	2000	50,000	$25.50	7/27/10	—	—	—
	1999	10,000	$19.25	11/30/09	10,000	—	—
	1998	40,000	$22.50	12/15/08	—	—	—
	1997	10,000	$32.25	10/15/07	10,000	—	—
	1997	10,000	$27.00	2/13/07	10,000	—	—
Steven C. Good	2004	—	—	—	—	—	$47,490
	2003	—	—	—	—	—	$40,050
	2002	—	—	—	—	—	$25,090
	2001	—	—	—	—	—	$40,200
	2000	50,000	$25.50	7/27/10	—	—	—
	1999	10,000	$19.25	11/30/09	—	—	—
	1998	40,000	$22.50	12/15/08	—	—	—
	1997	10,000	$32.25	10/15/07	—	—	—
	1996	10,000	$20.00	10/4/06	—	—	—
Alan I. Rothenberg	2004	—	—	—	—	—	$139,170

(1)           The amounts shown reflect the market value of the restricted stock awards on the date of the grant. The restriction on these awards prohibits the sale or transfer of such shares until vested. These restricted stock awards vest equally on the anniversary date of the award over a period ranging from three-to-five years. The directors are entitled to receive dividends in respect of such restricted stock, whether vested or unvested.

Audit Committee Report

The audit committee is composed of three directors who are  “independent” in accordance with the NYSE listing standards, including with respect to the enhanced independence standards applicable to audit committees pursuant to Rule 10A-3(b)(i) under the Securities Exchange Act of 1934, as amended, and operates under a charter adopted by the Board of Directors. The audit committee oversees our financial reporting process on behalf of the Board of Directors. Management of Arden Realty has the primary responsibility for the Company’s financial statements and the reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed and discussed the audited financial statements as of and for the year ended December 31, 2004 to be included in the Annual Report on Form 10-K with management. This review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The committee reviewed and discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards, as well as the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AV380) as may be modified or supplemented. In addition, the committee has discussed with the independent auditors, the auditors’ independence from us and our management including the matters in the written disclosures required by the Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and considered the compatibility of non-audit services with the auditors’ independence.

Based on the foregoing meetings, reviews and discussions, the audit committee recommended to the Board of Directors that the audited financial statements as of and for the year ended December 31, 2004 be included in Arden Realty’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Audit Committee

Steven C. Good, Chairman

Leslie E. Bider

Carl D. Covitz

March 10, 2005

The above report of the audit committee will not be deemed to be incorporated by reference into any filing by Arden Realty under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate the same by reference.

Compensation Committee Report on Executive Compensation

The compensation committee of the Board of Directors is composed of the three non-employee directors whose names appear at the end of this report. Each member has general review authority over compensation levels of all corporate officers and key management personnel, oversees benefit and compensation programs, and, from time to time, considers and recommends new programs to the Board of Directors. The compensation committee regularly engages outside compensation consultants to ensure that Arden Realty’s compensation programs are appropriate and comparable to those at similarly situated companies.

The compensation committee is responsible for reviewing the performance of, and recommending to the Board, the compensation of Mr. Ziman, Arden Realty’s Chairman of the Board and Chief Executive Officer. The Board has the final authority to set Mr. Ziman’s compensation.

In 2004, Mr. Ziman received an annual base salary of $736,000 pursuant to his employment agreement, as well as a cash bonus of $896,700. During 2004, Mr. Ziman also received restricted stock awards totaling 35,600 shares of common stock, which vest equally over three years on the anniversary date of the award.

The compensation committee believes that the restricted stock awards to Mr. Ziman in 2004 are consistent with the long-term performance objectives of Arden Realty, and are also consistent with the compensation committee’s philosophy to link a substantial portion of the chief executive officer’s compensation with the long-term value created for our stockholders. The compensation committee determined Mr. Ziman’s long-term compensation for 2004 based on the performance of Arden Realty, as measured by the Company’s total return on invested capital, compared to the return of capital of other real estate companies, with an emphasis on office real estate investment trusts or “REITs” and the successful implementation of the Company’s long-term capital and business plans.

The compensation committee also reviews the individual performance levels for other senior executives whose compensation is detailed in this Proxy Statement.

Set forth below is a report of the compensation committee describing Arden Realty’s compensation policies for 2004.

Overall Policy

The key elements of our senior executive compensation program consist of annual compensation (base salary and cash bonuses) and a long-term incentive opportunity. The program is intended to enable us to attract, motivate, and retain senior executives, by providing a fully competitive total compensation package based on both individual and corporate performance, taking into account both annual and long-term performance goals, and recognizing individual initiative and achievement. In the view of the compensation committee, the program fully satisfied those goals in 2004.

The program employs cash incentives based upon performance and long-term incentive restricted stock awards and stock options with time vesting provisions. The compensation committee endorses the view that performance-based annual cash compensation and stock-based long-term incentives aid in aligning management’s and stockholders’ interests and enhance value to stockholders. Accordingly, these elements play an important role in the total compensation packages for our executive officers.

Annual Compensation Program

Annual total cash compensation for senior executives consists of base salary and performance-based cash bonuses.

Base salaries for executive officers are determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executives, including a comparison to base salaries for comparable positions at other real estate companies, with an emphasis on office REITs. We targeted base salaries at the 75th percentile of Arden Realty’s peer group. This group was surveyed by one of Arden Realty’s consultants and consisted of 13 publicly traded REITs.

Bonus awards are determined by evaluating the performance of the senior executive and Arden Realty’s overall performance.

Long-Term Incentive Program

The long-term incentive program for senior executives consists of the use of stock options and restricted stock awards. In 2004, all of Arden Realty’s senior executives participated in the long-term incentive program. The primary purpose of the program is to offer an incentive for the improvement of our long-term performance and promote growth in stockholder value.

Options and restricted stock awards may be granted under the program to our senior executives at the discretion of the compensation committee. The committee determines long-term compensation based on the performance of Arden Realty, as measured by the Company’s total return on invested capital, compared to the return of capital of other real estate companies with an emphasis on office REITs and the successful implementation of the Company’s long-term capital and business plans. The exercise price for all option shares granted to senior executives is the fair market value on the date of the grant and options vest equally on an annual basis, typically over a three to five year period.

Annual compensation, restricted stock awards and stock options granted to Arden Realty’s senior executive officers in 2004 are summarized in the Executive Compensation Table included in this Proxy Statement.

Limitation on Deductibility of Executive Compensation

Section 162(m) of the Code limits the deductibility of compensation paid to certain executive officers of Arden Realty. To qualify for deductibility under Section 162(m), compensation in excess of $1,000,000 per year paid to the Chief Executive Officer and the four other most highly compensated executive officers at the end of such fiscal year generally must be “performance-based” compensation as determined under Section 162(m), which includes most stock option and other incentive arrangements, the material terms of which have been approved by stockholders.

Despite the fact that the Arden Realty’s bonus awards are determined based on the evaluation of Arden Realty’s performance and take into consideration certain financial and strategic goals, the compensation committee does not apply these factors on a strict formulaic basis. As a result, Arden Realty’s bonus awards may not satisfy the requirements of Section 162(m). The committee reserves the right to design programs that recognize a full range of performance criteria important to Arden Realty’s success, even where the compensation paid under such programs may not be deductible.

Compensation Committee
Carl D. Covitz, Chairman
Larry S. Flax
Steven C. Good

Date: April 11, 2005

The above report of the compensation committee will not be deemed to be incorporated by reference into any filing by Arden Realty under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate the same by reference.

Performance Graph

The following line graph compares the change in our cumulative stockholder return on our shares of common stock to the cumulative total return of the Standard & Poor’s 500 Stock Index, or S&P 500, and the National Association of Real Estate Investment Trusts, Equity REIT Total Return Index, or the NAREIT Equity Index, from December 31, 1999 to December 31, 2004. The graph assumes the investment of $100 in shares of our common stock and each of the indices on December 31, 1999 and the reinvestment of all distributions. The return shown on the graph is not necessarily indicative of future performance.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock (and shares of our common stock for which common operating partnership units of Arden Realty Limited Partnership, are exchangeable) as of March 31, 2005 for (1) each person known by us to be the beneficial owner of five percent or more of our outstanding shares of common stock, (2) each director and each named executive officer, including Mr. Sobel who resigned from Arden Realty effective February 28, 2005, and (3) our directors and executive officers as a group. Except as indicated below, all of these shares of common stock are owned directly, and the indicated person has sole voting and investment power.

	Number of Shares of		Percentage of Common Stock
Name and Address(1)	Common Stock(2)		Outstanding
Cohen & Steers, Inc. 757 Third Avenue New York, NY 10017	9,381,891	(3)	14.1	%(3)
Deutsche Bank AG Taunusanlage 12, D- 60325 Frankfurt am Main Federal Republic of Germany	7,024,385	(4)	10.5	%(4)
Morgan Stanley Dean Witter 1585 Broadway New York, NY 10036	6,742,259	(5)	10.1	%(5)
Clarion CRA Securities, LP 259 N. Radnor Chester Road, Suite 205 Radnor, PA 19087	4,493,409	(6)	6.7	%(6)
Barclays Global Investors, NA 45 Freemont Street San Francisco, CA 94105	3,504,912	(7)	5.3	%(7)
Richard S. Ziman	2,378,814	(8)	3.6	%(8)
Victor J. Coleman	973,428	(9)	1.5	%(9)
Andrew J. Sobel	92,932	(10)	*
Richard S. Davis	81,288	(11)	*
Robert C. Peddicord	79,688	(12)	*
Leslie E. Bider	4,500	(13)	*
Carl D. Covitz	14,700	(14)	*
Larry S. Flax	46,500	(15)	*
Steven C. Good	7,100	(16)	*
Alan I. Rothenberg	4,500	(17)	*
All directors and officers as a group (12 persons)	3,722,495	(18)	5.6	%(18)

     *  Less than one percent.

  (1)  Unless otherwise indicated, the address for each of the persons listed is 11601 Wilshire Boulevard, Fourth Floor, Los Angeles, CA 90025.

  (2)  The number of shares of common stock beneficially owned is based on the Securities and Exchange Commission regulations regarding the beneficial ownership of securities. The number of shares of common stock beneficially owned by a person assumes that all common units of Arden Realty Limited Partnership held by the person are exchanged for shares of common stock, that none of the common units held by other persons are so exchanged, that all options and warrants exercisable within 60 days of March 31, 2005 to acquire shares of common stock held by the person are exercised, that no options or warrants to acquire shares of common stock held by other persons are exercised and that all restricted stock awards are fully vested.

  (3)  Represents the number of shares of common stock owned pursuant to a Form 13G/A filed with the Securities and Exchange Commission on February 14, 2005. According to such Form 13G/A, Cohen & Steers, Inc. has sole voting power with respect to 8,555,086 shares and sole dispositive power with respect to 9,347,886 shares. The shares of common stock owned are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. Therefore, this stockholder does not violate the ownership limits set forth in our charter. This stockholder is reporting the combined holdings of the entities for the purpose of administrative convenience.

  (4)  Represents the number of shares of common stock owned pursuant to a Form 13G/A filed with the Securities and Exchange Commission on January 26, 2005. According to such Form 13G/A, Deutsche Bank AG has sole voting power with respect to all 7,024,385 shares and sole dispositive power with respect to all 7,024,385 shares. The shares of common stock owned are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. Therefore, this stockholder does not violate the ownership limits set forth in our charter. This stockholder is reporting the combined holdings of the entities for the purpose of administrative convenience.

  (5)  Represents the number of shares of common stock owned pursuant to a Form 13G/A filed with the Securities and Exchange Commission on February 15, 2005. According to such Form 13G/A, Morgan Stanley Dean Witter has sole voting power with respect to 5,054,474 shares and sole dispositive power with respect to 5,054,474 shares. The shares of common stock owned are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. Therefore, this stockholder does not violate the ownership limits set forth in our charter. This stockholder is reporting the combined holdings of the entities for the purpose of administrative convenience.

  (6)  Represents the number of shares of common stock owned pursuant to a Form 13G filed with the Securities and Exchange Commission on March 2, 2005. According to such Form 13G, Clarion CRA Securities, LP has sole voting power with respect to 3,907,524 shares and sole dispositive power with respect to all 4,493,409 shares. The shares of common stock owned are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. Therefore, this stockholder does not violate the ownership limits set forth in our charter. This stockholder is reporting the combined holdings of the entities for the purpose of administrative convenience

  (7)  Represents the number of shares of common stock owned pursuant to a Form 13G filed with the Securities and Exchange Commission on February 14, 2005. According to such Form 13G, Barclays Global Investors, NA has sole voting power with respect to 3,128,709 shares and sole dispositive power with respect to all 3,504,912 shares. The shares of common stock owned are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. Therefore, this stockholder does not violate the ownership limits set forth in our charter. This stockholder is reporting the combined holdings of the entities for the purpose of administrative convenience.

  (8)  Represents (a) 82,342 common units owned by Mr. Ziman, (b) 353,212 common units owned by entities which are 100% owned by Mr. Ziman, (c) 136,674 common units owned by a family partnership, in which Mr. Ziman has shared voting and investment power and of which Mr. Ziman is a 20% general partner and disclaims beneficial ownership of the remaining 80% in which he has no pecuniary interests, (d) 201,200 shares related to unvested restricted stock awards, (e) 708,246 shares of common stock owned by Mr. Ziman, (f) 2,000 shares of common stock and 88,000 common units owned by an entity in which Mr. Ziman has sole voting and investment power and of which Mr. Ziman is a 2% general partner and disclaims beneficial ownership of the remaining 98% in which he has no pecuniary interest and (g) 807,140 shares of common stock related to exercisable stock options.

  (9)  Represents (a) 279,188 common units owned by a family trust of which Mr. Coleman is the trustee with sole voting and dispositive power, (b) 99,458 common units owned by an entity which is 100% owned by Mr. Coleman, (c) 135,273 shares related to unvested restricted stock awards, (d) 328,889 shares of common stock owned by family trusts of which Mr. Coleman is the trustee with sole voting and dispositive power and (e) 130,620 shares of common stock related to exercisable stock options.

(10)  Represents 91,417 shares related to unvested restricted stock awards and 1,515 shares of common stock owned.

(11)  Represents 57,005 shares related to unvested restricted stock awards and 24,283 shares of common stock owned.

(12)  Represents 57,005 shares related to unvested restricted stock awards and 22,683 shares of common stock owned.

(13)  Represents 4,500 exercisable shares related to unvested restricted stock awards.

(14)  Represents 3,700 shares related to unvested restricted stock awards, 1,000 shares of common stock owned and 10,000 shares related to exercisable stock options.

(15)  Represents 3,700 shares related to unvested restricted stock awards, 12,800 shares of common stock owned and 30,000 shares related to exercisable stock options.

(16)  Represents 3,400 shares of common stock owned, of which 1,600 shares are held in Mr. Good’s 401(k) Plan with Good Swartz Brown & Berns LLP; 3,700 shares related to unvested restricted stock awards.

(17)  Represents 4,500 exercisable shares related to unvested restricted stock awards.

(18)  Includes 977,760 shares related to exercisable stock options and 596,052 shares related to unvested restricted stock awards.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Such persons are required by the regulations of the Securities and Exchange Commission to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of copies of such forms received by us with respect to fiscal 2004, and written representations from certain reporting persons, we believe that during fiscal 2004 all of our directors and executive officers and persons who own more than 10% of our common stock complied with the reporting requirements of Section 16(a), except for a late filing of one report concerning a restricted stock grant in February 2004 for Mr. Stern and in June 2004 for each of Messrs. Bider and Rothenberg.

PROPOSAL 1: ELECTION OF DIRECTORS

Pursuant to our Charter, we have seven directors, who are divided into three classes, consisting of two members whose terms will expire at this annual meeting, two members whose terms will expire at the 2006 annual meeting of stockholders and three members whose terms will expire at the 2007 annual meeting of stockholders. At the recommendation of the nominating/corporate governance committee, the Board of Directors has nominated Messrs. Ziman and Coleman, whose terms will expire at this meeting, for re-election. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Pursuant to the Charter, at each annual meeting the successors to the class of directors whose terms expire at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Accordingly, at this annual meeting, if elected, the two nominees for election will hold office for a term of three years until the annual meeting of stockholders to be held in the year 2008, and until their respective successors are duly elected and qualify.

Except where otherwise instructed, proxies solicited by this Proxy Statement will be voted for the election of the Board’s nominees listed below. Each nominee has consented to be named in this Proxy Statement and to serve as a director if elected.

The information below relating to the nominees for election as director and for each of the other directors whose terms of office continue after the annual meeting has been furnished to us by the respective individuals.

Nominees for Director

Messrs. Ziman and Coleman are the two director nominees for which stockholders are being asked to vote on at the annual meeting. If elected, their terms as directors will expire at the 2008 annual meeting of stockholders. The biographical information on Messrs. Ziman and Coleman are set forth above under “Executive Officers” in this Proxy Statement.

Vote Required and Board Recommendation

A plurality of all votes cast at a meeting at which a quorum is present is sufficient to elect a director. For purposes of the election of the directors, abstentions will count toward calculation of a quorum but will not be counted as votes cast and will have no effect on the results of the vote. Unless instructed to the contrary, the shares represented by proxies will be voted “FOR” the election of the nominees named above.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF RICHARD ZIMAN AND VICTOR COLEMAN TO SERVE UNTIL THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD IN THE YEAR 2008 AND UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFY.

Other Directors whose Terms of Office Continue after the Annual Meeting

Information concerning the other directors whose terms do not expire at the annual meeting is set forth below.

Leslie E. Bider.   Mr. Bider, 54, has served as a member of our Board of Directors since May 2004. Mr. Bider is the current Chairman and Chief Executive Officer of Warner/Chappell Music, Inc., a world-renowned music publishing company. Before joining Warner/Chappell Music, Inc., Mr. Bider started his own public accounting firm with an extensive clientele in the entertainment business. Mr. Bider serves on the Board of Overseers of Hebrew Union College, is a director of the Jewish Federation of Greater Los Angeles, the Wallis Anenberg Cultural Center of Beverly Hills and the T.J. Martell Foundation, and is Chairman of the Bogart Pediatric Cancer Research Programs and the Musicares Foundation. Mr. Bider received his Bachelor’s Degree from the University of Southern California and his Masters degree from University of Pennsylvania’s Wharton School of Business. Mr. Bider’s term as director will expire at the 2007 annual meeting of stockholders.

Carl D. Covitz.   Mr. Covitz, 66, has served as a member of our Board of Directors since our formation as a public company in October 1996. For the past 20 years, Mr. Covitz has served as the owner and President of Landmark Capital, Inc., a national real estate development and investment company involved in the construction, financing, ownership and management of commercial, residential and warehouse properties. Mr. Covitz has also previously served, from 1990 to 1993, as Secretary of the Business, Transportation & Housing Agency of the State of California as well as Under Secretary and Chief Operating Officer of the U.S. Department of Housing and Urban Development from 1987 to 1989. Mr. Covitz is on the Board of Trustees of the SunAmerica Annuity Funds. Mr. Covitz was the founding Chairman of the Board of Directors of Century Housing Corporation and is the past Chairman of the Board of several organizations including the Federal Home Loan Bank of San Francisco and the Los Angeles City Housing Authority. Mr. Covitz received his Bachelor’s Degree from the Wharton School at the University of Pennsylvania and his Master of Business Administration from the Columbia University Graduate School of Business. Mr. Covitz’s term as director will expire at the year 2006 annual meeting of stockholders.

Larry S. Flax.   Mr. Flax, 62, has served as a member of our Board of Directors since December 1996. Mr. Flax is Co-Founder, Co-Chairman and Co-CEO of the Board of California Pizza Kitchen. Prior to becoming a restauranteur in 1985, Mr. Flax served in Los Angeles as Assistant U.S. Attorney from 1968 to 1972, Chief of Civil Rights from 1970 to 1971 and Assistant Chief of the Criminal Division for the United States Department of Justice from 1971 to 1972. Mr. Flax attended the University of Washington as an undergraduate and received his Juris Doctor Degree from the University of Southern California Law School in 1967. Mr. Flax received his LLM in 1969 from the University of Southern California. Mr. Flax’s term as a director will expire at the year 2006 annual meeting of stockholders.

Steven C. Good.   Mr. Good, 62, has served as a member of our Board of Directors since our formation as a public company in October 1996. Mr. Good is the senior partner in the firm of Good Swartz Brown & Berns LLP, an accounting firm formed in 2001 from the merger of Good Swartz & Berns and another accounting firm. Mr. Good was the senior partner in the firm of Good Swartz & Berns, an accountancy corporation founded in 1993, which evolved from the firm of Block, Good and Gagerman, which he founded in 1976. Prior to 1976, Mr. Good reached the level of partner at Laventhol & Horwath, a national accounting firm, and later at Freedman Morse Horowitz & Good. Mr. Good is a founder and past Chairman of CU Bancorp, where he was chairman of the bank’s operations from 1982 through 1992. For the past eleven years he has been a member of the Board of Directors of Opto Sensors, Incorporated. Mr. Good received his Bachelor of Science in Business Administration from the University of California at Los Angeles and attended UCLA’s Graduate School of Business. Mr. Good’s term as director will expire at the 2007 annual meeting of stockholders.

Alan I. Rothenberg.   Mr. Rothenberg, 66, has served as a member of our Board of Directors since May 2004. From 1990 until his retirement in 2000, Mr. Rothenberg was a Partner at Latham & Watkins, LLP, one of the world’s largest law firms. From 1968 to 1990, Mr. Rothenberg was a founder and Managing Partner of Manatt, Phelps, Rothenberg and Phillips, a Los Angeles law firm specializing in business and commercial litigation including practices in the sports, entertainment and financial fields. Since 2002, he has served as Chairman of the Board of Directors of 1st Century Bank, a National Banking Association, headquartered in Century City, Los Angeles. From 1990 through 1998, he served as President of the United States Soccer Federation. From 1990 through 1999, Mr. Rothenberg served as Chairman and CEO of the 1994 World Cup and the 1999 FIFA Women’s World Cup. Mr. Rothenberg serves on the boards of directors of Major League Soccer, United States Soccer Foundation, Los Angeles County Bar Association Dispute Resolution Services, Constitutional Rights Foundation, Los Angeles Convention and Visitors Bureau, LA Sports Council, Zenith National Insurance, which provides workers’ compensation insurance and participates in the worldwide reinsurance business, and Firstwave Technologies, Inc. Mr. Rothenberg is Chairman of Premier Partnerships, a sports and entertainment marketing and consulting firm and is partner in SR Productions, the producer of the Music Center Speakers Series. Mr. Rothenberg received his Bachelor’s Degree from the University of Michigan and his Juris Doctor degree, with distinction, from the University of Michigan Law School. Mr. Rothenberg’s term as director will expire at the 2007 annual meeting of stockholders.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Ernst & Young LLP served as our independent auditors for fiscal year 2004. The audit committee of the Board of Directors has selected and appointed Ernst & Young LLP to act as our independent auditors for the year ending December 31, 2005. Ratification of the appointment of auditors requires a majority of the votes cast. Any shares not voted, whether by abstention, broker non-vote, or otherwise, have no impact on the vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP.

Although shareholder ratification of the appointment of our independent auditor is not required by our bylaws or otherwise, we are submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, the audit committee in its discretion may appoint alternative auditors if it deems such action appropriate. If our stockholders do not ratify the Audit Committee’s selection, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent auditors.

The Audit Committee has determined that Ernst & Young LLP is independent with regard to Arden Realty within the meaning of the Securities Exchange Act of 1934, as amended, and the applicable published rules and regulations thereunder in effect on the date of this proxy statement. The Audit Committee annually reviews and pre-approves certain audit and non-audit services that may be provided to us by Ernst & Young LLP and establishes a pre-approved aggregate fee level for all these services. Any proposed services not included within the list of pre-approved services or any proposed services that will cause us to exceed the pre-approved aggregate amount requires specific pre-approval by the Audit Committee.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees Paid to Independent Auditor

Fees paid to Ernst & Young LLP, our independent auditors, during the 2004 and 2003 fiscal years were as follows:

	2004	2003
Audit fees	$721,000	$545,000
Tax fees(1)	197,000	188,000
	$918,000	$733,000

(1)          Consists of tax compliance and tax planning services.

PROPOSAL 3: ADOPTION OF THIRD AMENDED AND RESTATED 1996 STOCK OPTION AND INCENTIVE PLAN OFARDEN REALTY, INC. AND ARDEN REALTY LIMITED PARTNERSHIP

On March 22, 2005, our Board of Directors unanimously authorized the Third Amended and Restated 1996 Stock Option and Incentive Plan, a copy of which has been filed as Exhibit 99A, however, due to its length, the Third Amended and Restated 1996 Stock Option and Incentive Plan is not included with this Proxy Statement. To obtain a copy of the amended and restated plan, requests should be directed to: Arden Realty, Inc, 11601 Wilshire Boulevard, Fourth Floor, Los Angeles, CA 90025, Attention: Secretary. The effectiveness of the Third Amended and Restated 1996 Stock Option and Incentive Plan is subject to stockholder approval. The amendment and restatement provides for the following changes to the plan:

•        An increase in the number of common shares reserved for issuance under the plan from 6,500,000 to 8,500,000; and

•        An extension of the term of the plan, so that no additional grants of awards may be made under the plan after the tenth anniversary of its adoption by our Board of Directors on March 22, 2005.

In addition, the amended and restated plan no longer provides for automatic grants of stock options to newly elected non-employee members of our Board of Directors, which is consistent with our Board of Directors compensation practice commencing in 2004, of making grants of restricted stock to new non-employee directors instead of option grants. The amended and restated plan also requires the approval of our stockholders before holders of options and other awards under the plan may transfer those awards to others in exchange for value or consideration.

The summary of the provisions of the 1996 Stock Option and Incentive Plan as amended and restated, which follows, is not intended to be complete, and reference should be made to the amended and restated 1996 Stock Option and Incentive Plan itself for the complete terms and provisions.

Background and General Nature and Purpose of the Plan

The 1996 Stock Option and Incentive Plan was unanimously adopted by our Board of Directors on September 16, 1996 and was approved by our sole stockholder on September 16, 1996. The 1996 Stock Option and Incentive Plan was subsequently amended by the Board of Directors in January 2000 and such amendment was approved by our stockholders in April 2000. The most recent amendment and restatement of our 1996 Stock Option and Incentive Plan was approved by the Board of Directors on March 22, 2005.

The principal purposes of the 1996 Stock Option and Incentive Plan are to provide performance incentives for directors, non employee directors, officers, other key employees and our consultants through the grant or issuance of options, restricted stock, performance awards, dividend equivalents, deferred stock, stock payments and stock appreciation rights, or SARs, thereby stimulating their personal and active interest in our development and financial success, further aligning their interests with the interests of the stockholders and inducing them to remain in our employ.

The shares of stock subject to options, awards of restricted stock, performance awards, dividend equivalents, awards of deferred stock, stock payments or SARs will initially be common shares. The 1996 Stock Option and Incentive Plan limits the number of shares subject to options that any individual may receive in any year under the 1996 Stock Option and Incentive Plan to 425,000.

The 1996 Stock Option and Incentive Plan provides for appropriate adjustments in the number and kind of shares subject to the 1996 Stock Option and Incentive Plan and to outstanding grants under the 1996 Stock Option and Incentive Plan in the event of a stock split, stock dividend or certain other types of recapitalizations.

If any portion of a stock option, SAR or other award terminates or lapses unexercised, or is canceled upon the grant of a new option, SAR or other award (which may be at a higher or lower exercise price than the option, SAR or other award so canceled), the shares which were subject to the unexercised portion of the option, SAR or other award may again be optioned, granted or awarded under the 1996 Stock Option and Incentive Plan.

The 1996 Stock Option and Incentive Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, and is not a qualified plan under Section 401(a) of the Internal Revenue Code of 1986, as amended. Proceeds received by us from the sale of common shares pursuant to the 1996 Stock Option and Incentive Plan will be used for general corporate purposes.

Description of Amendment and Restatement of the 1996 Stock Option and Incentive Plan

As amended and restated, the number of common shares reserved for issuance under the 1996 Stock Option and Incentive Plan is increased from 6,500,000 to 8,500,000. The term of the amended and restated 1996 Stock Option and Incentive Plan is also extended, such that awards may now be granted under the plan until March 14, 2015, which is the tenth anniversary of our Board of Directors’ adoption of the amended and restated plan on March 14, 2005. The amendment and restatement of the 1996 Stock Option and Incentive Plan also deletes references to automatic stock option grants to newly elected non-employee members of our Board of Directors to reflect the change in our director compensation practice, commencing in 2004, to make restricted stock grants to new non-employee members of our Board of Directors instead of stock option grants.

The 1996 Stock Option and Incentive Plan constitutes an important part of our compensation programs. In order to attract and retain the services of experienced and capable persons who can make significant contributions to our further growth and success, the Board of Directors and the Compensation Committee believe that it is in our best interest and in the best interest of our stockholders to approve the amendment.

Administration

The 1996 Stock Option and Incentive Plan is administered by the Compensation Committee of the Board of Directors, consisting solely of two or more directors, none of whom is or may be an officer or employee of ours. The Compensation Committee is authorized to select from among the eligible employees and consultants the individuals to whom options, SARs, restricted stock and other awards are to be granted and to determine the number of shares to be subject to and the terms and conditions of the options, SARs, restricted stock or other awards, consistent with the 1996 Stock Option and Incentive Plan. The Compensation Committee is also authorized to adopt, amend and rescind rules relating to the administration of the 1996 Stock Option and Incentive Plan.

Payment for Shares

The exercise or purchase price for all options, SARs, restricted stock and other rights to acquire common shares, together with any applicable tax required to be withheld, must be paid in full in cash at the time of exercise or purchase but may, with the approval of the Compensation Committee, be paid in whole or in part in common shares owned by the option holder (or issuable upon exercise of the option) having a fair market value on the date of exercise equal to the aggregate exercise price of the shares to be purchased. The Compensation Committee may also authorize other lawful consideration to be applied to the payment of the exercise or purchase price of an award.

Amendment and Termination

Amendments of the 1996 Stock Option and Incentive Plan to increase the number of shares as to which options, SARs, restricted stock and other awards may be granted (except for adjustments resulting from stock splits and the like) will require the approval of our stockholders within twelve months before or after the action by the Board of Directors or the Compensation Committee. In all other respects the 1996 Stock Option and Incentive Plan can be amended, modified, suspended or terminated by the Board of Directors or the Compensation Committee alone, unless the action would otherwise require stockholder approval as a matter of applicable law, regulation or rule. Amendments of the 1996 Stock Option and Incentive Plan will not, without the consent of the participant, affect a participant’s rights under an option, SAR, restricted stock or other award previously granted, unless the award itself otherwise expressly so provides. As amended and restated, the 1996 Stock Option and Incentive Plan will terminate on March 14, 2015, which is the ten year anniversary of the date of its adoption by the Board of Directors.

Eligibility

Any key employee of (i) Arden Realty, (ii) the Operating Partnership, (iii) any corporation that is a “Corporate Subsidiary” (as those terms are defined in the 1996 Stock Option and Incentive Plan) or (iv) any partnership, limited liability company or corporation that is then a “Partnership Subsidiary” (as that term is defined in the 1996 Stock Option and Incentive Plan), including the Chairman of the Board and our four most highly compensated officers other than the Chairman of the Board, is eligible to receive options, SARs, restricted stock and other awards under the 1996 Stock Option and Incentive Plan. Non-employee directors and consultants and other independent contractors maintaining a significant business relationship with the company, the Operating Partnership, a Corporate Subsidiary or a Partnership Subsidiary are eligible to receive non-qualified stock options, SARs, restricted stock and other awards under the 1996 Stock Option and Incentive Plan.

Awards Under the 1996 Stock Option and Incentive Plan

The 1996 Stock Option and Incentive Plan provides that the Compensation Committee may grant or issue stock options, SARs, restricted stock, deferred stock, dividend equivalents, performance awards, stock payments or any combination thereof. Each grant or issuance will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

Incentive stock options, or ISOs, will be designed to comply with the provisions of the Internal Revenue Code of 1986, as amended, or the Code, and will be subject to restrictions contained in the Code, including the requirement that the exercise price be equal to at least 100% of the fair market value of the common shares on the grant date and that the term be limited to 10 years, but may be subsequently modified so as to be disqualified from treatment as an incentive stock option. Incentive stock options may not be granted to persons that are not employees.

Nonqualified stock options, or NQSOs, will provide for the right to purchase common shares at a specified price which may not be less than fair market value on the date of grant, and usually will become exercisable (in the discretion of the Compensation Committee) in one or more installments after the grant date. NQSOs expire no later than 10 years after the date the options are granted.

Restricted stock may be sold to participants at various prices or issued without payment or consideration as permitted by law and made subject to restrictions specified by the Compensation Committee. Unvested restricted stock may be repurchased by us at the original purchase price upon a participant’s termination of employment or consultancy. Purchasers of restricted stock, unlike recipients of options, may have voting rights and will receive dividends prior to the time when the restrictions lapse.

Deferred stock may be awarded to participants, typically without payment of consideration, but subject to vesting conditions based upon a vesting schedule or performance criteria established by the Compensation Committee. Unlike restricted stock, deferred stock will not be issued until the deferred stock award has vested, and recipients of deferred stock generally will have no voting or dividend rights prior to the time the vesting conditions are satisfied.

SARs may be granted in connection with a stock option, or independently. SARs granted by the Compensation Committee in connection with a stock option typically will provide for payments to the holder based upon increases in the price of the common shares over the exercise price of the related option. There are no limitations specified in the 1996 Stock Option and Incentive Plan upon the exercise of SARs or upon the amount of gain realizable from the exercise of SARs. The Compensation Committee may elect to pay SARs in cash or in common shares or in a combination of cash and common shares.

Dividend equivalents are rights to receive the equivalent value of dividends paid on common shares. They represent the value of the dividends per share paid by the company, calculated with reference to the number of shares covered by stock options, SARs, deferred stock or performance awards held by the participant.

Performance awards include cash bonuses, stock bonuses or other performance or incentive awards paid in cash, common shares or in a combination of cash and common shares. Typically they consist of “phantom” stock awards which provide for payments based upon increases in the market value, book value, net profits or other measure of value of our common shares or other specific performance criteria determined appropriate by the Compensation Committee, in each case over a period or periods determined by the Compensation Committee.

Stock payments include payments in the form of common shares, options or other rights to purchase common shares, made as part of a deferred compensation arrangement and in lieu of all or any portion of compensation that would otherwise be paid to an employee. Stock payments may be based upon the fair market value, book value, net profits or other measure of value of the common shares or other specific performance criteria determined appropriate by the Compensation Committee, determined on the date such stock payment is made or on any date thereafter.

Miscellaneous Provisions

The terms of options and other rights to acquire common shares granted under the 1996 Stock Option and Incentive Plan may provide for termination of the options or other rights upon the acquisition by another corporation of 20% or more of our then outstanding voting stock (or upon the acquisition of 10% or more of our outstanding voting stock, if certain requirements relating to the retention of our Chief Executive Officer and members of our Board of Directors are not satisfied in connection with such acquisition), or upon stockholder approval of our dissolution or liquidation, the merger or consolidation of us into or with another corporation, the exchange of all or substantially all of our assets for the securities of another corporation or the acquisition by another corporation of all or substantially all of our assets, but in that event the Compensation Committee may also give the option holder or other grantee the right to exercise the outstanding options or rights in full during some period prior to the occurrence of any of those events or provide that restricted stock is vested in full, even though the options , rights or restricted stock have not yet become fully exercisable or vested, as applicable. In general, the form of award agreements that we have used in connection with awards under the plan provide for immediate acceleration of exercisability or vesting upon the occurrence of the events listed above.

In consideration of the granting of a stock option, SAR, dividend equivalent, performance award, stock payment, or right to receive restricted or deferred stock, the employee or consultant must agree in the written agreement embodying the award to remain in the employ of, or to continue as a consultant for, Arden Realty, the Operating Partnership, a Corporate Subsidiary or a Partnership Subsidiary for at least one year after the award is granted.

The dates on which options or other awards under the 1996 Stock Option and Incentive Plan first become exercisable and on which they expire will be set forth in individual stock options or other agreements setting forth the terms of the awards. The agreements generally will provide that options and other awards expire on or soon after the termination of the individual’s status as an employee, director or consultant, although the Compensation Committee may provide that options and other awards continue to be exercisable following a termination without cause, or following a change in control of the company, or because of the individual’s retirement, death, disability or otherwise. Similarly, restricted stock granted under the 1996 Stock Option and Incentive Plan that has not vested generally will be subject to repurchase by the company in the event of the participant’s termination of employment, directorship or consultancy.

Without the prior consent of the Compensation Committee, no option, SAR or other right to acquire common shares granted under the 1996 Stock Option and Incentive Plan may be assigned or transferred by the grantee, except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, although the shares underlying those rights may be transferred if the option has been exercised or all applicable restrictions have lapsed. However, no option or other award under the 1996 Stock Option and Incentive Plan may be transferred in exchange for value or consideration absent the approval of our stockholders. During the lifetime of the holder of any option or right, the option or right may be exercised only by the holder or by the person to whom such option or right may be transferred in accordance with the plan.

The company will be entitled to require participants to discharge withholding tax obligations in connection with the issuance, vesting or exercise of any option or other right granted under the 1996 Stock Option and Incentive Plan. Shares held by or to be issued to a participant may also be used to discharge tax withholding obligations related to the issuance, vesting or exercise of options or other rights or the receipt of other awards, subject to the discretion of the Compensation Committee to disapprove that use.

Federal Income Tax Consequences Associated with the 1996 Stock Option and Incentive Plan

The tax consequences of the 1996 Stock Option and Incentive Plan under current federal law are summarized in the following discussion, which deals with the general tax principles applicable to the 1996 Stock Option and Incentive Plan, and is intended for general information only. The discussion below assumes that awards under the 1996 Stock Option and Incentive Plan are either subject to Section 409A of the Internal Revenue Code or will be structured to comply with the provisions of Section 409A. State and local income taxes are not discussed, and may vary depending on individual circumstances and from locality to locality.

Nonqualified Stock Options.   For federal income tax purposes, the recipient of NQSOs granted under the 1996 Stock Option and Incentive Plan with a per share price that is not less than the fair market value of the underlying stock on the grant date will not have taxable income upon the grant of the option, nor will the company then be entitled to any deduction. Generally, upon exercise of NQSOs the optionee will realize ordinary income, and the company will be entitled to a deduction, in an amount equal to the difference between the option exercise price and the fair market value of the stock at the date of exercise. An optionee’s basis for the stock for purposes of determining his gain or loss on his subsequent disposition of the shares generally will be the fair market value of the stock on the date of exercise of the NQSO.

Incentive Stock Options.   There is no taxable income to an employee when an ISO is granted to him or when that option is exercised; however, the amount by which the fair market value of the shares at the time of exercise exceeds the option price will be an “item of adjustment” for purposes of alternative minimum tax. Gain realized by an optionee upon sale of stock issued on exercise of an ISO is taxable at capital gains rates, and no tax deduction is available to us, unless the optionee disposes of the shares within two years after the date of grant of the option or within one year of the date the shares were transferred to the optionee. In such event the difference between the option exercise price and the fair market value of the shares on the date of the option’s exercise will be taxed as ordinary income; the balance of the gain, if any, will be taxed as capital gain. The company will be entitled to a deduction with regard to an ISO only to the extent the employee has ordinary income. An ISO exercised more than three months after an optionee’s retirement from employment, other than by reason of death or disability, will be taxed as an NQSO, with the optionee deemed to have received income upon such exercise taxable at ordinary income rates. The company will be entitled to a tax deduction equal to the ordinary income, if any, realized by the optionee.

Stock Appreciation Rights.   No taxable income is realized upon the receipt of an SAR that is granted with a per share exercise price that is not less than the fair market value of the underlying stock on the date of grant, but upon exercise of the SAR the fair market value of the shares received, determined on the date of exercise of the SAR, or the amount of cash received in lieu of shares, must be treated as compensation taxable as ordinary income to the recipient in the year of such exercise. We will be entitled to a deduction for compensation paid in the same amount, which the recipient realized as ordinary income.

Restricted Stock and Deferred Stock.   An employee to whom restricted or deferred stock is issued will not have taxable income upon issuance and we will not then be entitled to a deduction, unless in the case of restricted stock an election is made under Section 83(b) of the Code. However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to repurchase by us, the employee will realize ordinary income and we will be entitled to a deduction in an amount equal to the fair market value of the shares at the date such restrictions lapse, less the purchase price thereof. Similarly, when deferred stock vests and is immediately issued to the employee, the employee will realize ordinary income and we will be entitled to a deduction in an amount equal to the fair market value of the shares at the date of issuance. If an election is made under Section 83(b) with respect to restricted stock, the employee will realize ordinary income at the date of issuance equal to the difference between the fair market value of the shares at that date less the purchase price thereof and the company will be entitled to a deduction in the same amount. The Code does not permit a Section 83(b) election to be made with respect to deferred stock.

Dividend Equivalents.   A recipient of a dividend equivalent award will not realize taxable income at the time of grant, and the company will not be entitled to a deduction at that time. When a dividend equivalent is paid, the participant will recognize ordinary income, and we will be entitled to a corresponding deduction.

Performance Awards.   A participant who has been granted a performance award will not realize taxable income at the time of grant, and we will not be entitled to a deduction at that time. When an award is paid, whether in cash or common shares of ours, the participant will have ordinary income, and we will be entitled to a corresponding deduction.

Stock Payments.   A participant who receives a stock payment in lieu of a cash payment that would otherwise have been made will be taxed as if the cash payment has been received, and we will have a deduction in the same amount.

Effect of Internal Revenue Code Section 162(m).   Under Section 162(m) of the Internal Revenue Code, income tax deductions of publicly-traded companies may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid in 1996 and thereafter) for certain executive officers exceeds $1 million (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any one year. However, under Section 162(m), the deduction limit does not apply to certain “performance-based” compensation established by an independent compensation committee, which is adequately disclosed to, and approved by, stockholders. In particular, stock options and SARs will satisfy the performance-based exception if the awards are made by a qualifying compensation committee, the plan sets the maximum number of shares that can be granted to any particular employee within a specified period and the compensation is based solely on an increase in the stock price after the grant date (i.e., the option exercise price is equal to or greater than the fair market value of the stock subject to the award on the grant date).

It is our policy generally to design our compensation programs to conform with Section 162(m) legislation and related regulations so that total compensation paid to any employee will not exceed $1 million in any one year, except for compensation payments in excess of $1 million, which qualify as “performance-based.” The company intends to comply with other requirements of the performance-based compensation exclusion under Section 162(m), including option pricing requirements and requirements governing the administration of the 1996 Stock Option and Incentive Plan, so that the deductibility of compensation paid to top executives thereunder is not expected to be disallowed.

Vote Required and Board Recommendation

The affirmative vote of a majority of the votes cast at a meeting at which the total vote cast on the proposal represents more than 50% of all shares entitled to vote is required for approval of the proposed Third Amended and Restated 1996 Stock Option and Incentive Plan. For purposes of this proposal, abstentions will have the same effect as a vote against the proposal and broker non-votes will have the effect of a vote against the proposal unless holders of more than 50% of votes entitled to cast are cast, in which case broker non-votes will have no effect on the result of the vote.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” ADOPTION OF THE PROPOSED THIRD AMENDED AND RESTATED 1996 STOCK OPTION AND INCENTIVE PLAN

PROPOSAL 4: STOCKHOLDER PROPOSAL

The Service Employees International Union, 1313 L Street, NW, Washington D.C., 20005, has informed us that it is the beneficial owner of 150 shares of our common stock and it intends to present the following proposal at our 2005 annual meeting. If the stockholder or its representative who is qualified under Maryland law is present at the annual meeting and submits this proposal for a vote, then the stockholder proposal will be voted upon at the annual meeting. In accordance with Federal securities law, we include the stockholder proposal and supporting statement exactly as submitted by the stockholder. We disclaim all responsibility for the content of the proposal and the supporting statement.

Stockholder Proposal

Resolved:   The shareholders of Arden Realty, Inc. urge the Compensation Committee of the Board of Directors to establish a policy to seek shareholder approval for future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executive’s base salary plus bonus. “Future severance agreements,” include employment agreements containing severance provisions; change of control agreements; requirement agreements; and agreements renewing, modifying or extending existing such agreements. “Benefits” include lump-sum cash payments and the estimated present value of periodic retirement payments, fringe benefits, perquisites, and consulting fees to be paid to the executive.

Supporting Statement

According to its most recent proxy statement, Arden has entered into employment agreements with Arden Chairman and CEO Richard Ziman and President and COO Victor Coleman that would provide these executives with a lump sum payment of four (4) times their highest base salary for the preceding 48 months and four (4) times their highest annual bonus received in the previous 48 months if they are terminated by the company “without cause” or if they decide to leave the company for “good reason.” These severance packages would also be available to Mr. Ziman and Mr. Coleman in the event of a “change in control.”

In addition to these amounts, all of Mr. Ziman and Mr. Coleman’s “unvested stock options and restricted stock awards will become fully vested as of the date of termination” if Mr. Ziman and Mr. Coleman is terminated without cause. Finally, if these “severance payments or benefits are deemed to be parachute payments under the Internal Revenue Code, Arden has agreed to make additional payments to the executive to compensate him for the additional tax obligations.”

We realize that agreements providing benefits in excess of 2.99 times a senior executive’s base salary plus bonus may be in the best interests of Arden under some circumstances. However, we believe that requiring shareholder approval of such agreements may have the beneficial effect of insulating the board from manipulation in the event a senior executive’s employment must be terminated.

Because it is not always practical to obtain prior shareholder approval, the Company would have the option, if it implemented this proposal, of seeking approval after the material terms of the agreement were agreed upon.

Institutional investors such as the California Public Employees Retirement System recommend shareholder approval of these types of agreements in their proxy voting guidelines. The Council of Institutional Investors favors shareholder approval if the amount payable exceeds 200% of the senior executive’s annual base salary.

For these reasons we urge shareholders to vote FOR this proposal.

Board Response to the Stockholder Proposal

Proponent makes a proposal that the Board believes is not in the best interest of the Company or you, the stockholders. THE BOARD RECOMMENDS YOU VOTE “AGAINST” THIS PROPOSAL FOR THE FOLLOWING REASONS:

The Board’s Compensation Committee, comprised entirely of independent directors, assists the Board in its oversight of the Company’s executive compensation programs. These programs are designed not only to attract and retain highly qualified executives but also to align management’s interests with those of stockholders by motivating executives to maximize stockholder value and returns. The Compensation Committee reviews and approves all severance agreements with executive officers prior to execution, and regularly engages outside compensation consultants to ensure that the Company’s executive compensation programs, including severance arrangements, are appropriate and comparable to those at similarly situated companies.

The Board, of which five of seven members are independent, non-employee members, believes that a broad prohibition on the use of severance agreements without prior stockholder approval will unduly restrict the Board in the execution of its duties to hire, retain and sever key relationships. The Board believes that the Company’s compensation arrangements for senior executives are comparable to plans at similarly situated companies and that management must continue to have the flexibility to tailor compensation packages, which may include severance provisions, to attract and compensate executives. Placing arbitrary ceilings or restrictions on the kind and amount of severance payments the Company may offer, or requiring stockholder approval of the terms of each severance agreement, could result in serious negative consequences to the Company, unnecessarily limiting the Company’s ability to attract and retain talented executives and inappropriately limiting the flexibility of the Company in certain severance situations. Furthermore, the premature public disclosure of confidential employment negotiations could have a negative impact on the Company’s executive recruiting and would place the Company at a competitive disadvantage.

The Board believes that obtaining prior stockholder approval would be impractical due to the timing of hiring and termination decisions, which may not coincide with an annual stockholders’ meeting. Proponent suggests that, because it is not always practical to obtain prior stockholder approval, the Company could seek approval after the material terms of the agreement were agreed upon. This is also impractical and potentially highly detrimental to the Company because it could place the Company in the position of having to breach agreements with executives if the requisite stockholder approvals were not obtained.

Your Board’s commitment has always been, and always will be, to serve the best interest of Arden Realty. Your Board’s legal responsibilities and duties require it to act in the best interest of Arden Realty, including protecting stockholder interest and maximizing stockholder value. To this end, the Board believes that it should retain the authority to review the objectives of the Company’s executive compensation programs and design executive compensation without having to obtain stockholder approval.

Vote Required and Board Recommendation

The stockholder proposal must be approved by a majority of the votes cast, assuming a quorum is present. Abstentions and broker non-votes will count towards a quorum but will have no effect on the result of the stockholder proposal vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL.

STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

In order for stockholder proposals otherwise satisfying the eligibility requirements of SEC Rule 14a-8 to be considered for inclusion in our proxy statement, they must be received by us at our principal office in Los Angeles, California, on or before December 26, 2005.

In addition, if a stockholder desires to bring business (including director nominations) before our 2006 annual meeting that is or is not the subject of a proposal timely submitted for inclusion in our proxy statement, written notice of such business, as prescribed in our Bylaws, must be received by our Secretary between December 26, 2005 and January 26, 2006. For additional requirements, a stockholder may refer to our Bylaws, Article II, Section 12(a), “Nominations and Stockholder Business—Annual Meeting of Stockholders,” a copy of which may be obtained from our Secretary.

PROXY SOLICITATION EXPENSE

We will bear the cost of soliciting proxies. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, telegram or otherwise. Our directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. We will also request persons, firms and corporations holding shares beneficially owned by others to send proxy materials to, and obtain proxies from, the beneficial owners of such shares and will, upon request, pay the holders’ reasonable expenses for doing so.

April 25, 2005

By Order of the Board of Directors

David A. Swartz
General Counsel and Secretary

APPENDIX A

CATEGORICAL STANDARDS OF DIRECTOR INDEPENDENCE

I.   New York Stock Exchange Requirements.   Set forth below is a summary of the standards for independence mandated by the NYSE rules.  Under the NYSE rules, a director may not be independent if any one or more of the following criteria apply (or applied during the last three years) to that director (or a member of the director’s immediate family):

1.                Employment as executive officer.   The director is employed as an executive officer of the Company.

2.                Compensation exceeding $100,000 per year.   The director received more than $100,000 per year in direct compensation from the Company (other than director and committee fees and pension or other forms of deferred compensation for prior service if such compensation is or was not contingent on continued service).

3.                Affiliation with or employment by the Company’s auditors.   The director has been affiliated with or employed by a present or former internal or external auditor.

4.                Compensation committee interlocks.   The director has been employed as an executive officer of another entity where any of the Company’s present executives serve on that entity’s compensation committee.

5.                Payments to and from other companies.   The director is currently an executive officer or an employee of an entity that made payments to, or received payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of the entity’s or the Company’s consolidated gross revenues.

II.   Additional Standards.

1.     Commercial relationships with entities affiliated with the Director.   The director is an executive officer of, or owns in excess of a 10% equity interest in, any entity that has makes or receives payments to or from the Company in excess of 5% of (a) the Company’s consolidated gross revenues, or (b) the other entity’s consolidated gross revenues for its last fiscal year.

2.                Relationships with entities to which the Company is indebted.   The director is an executive officer of, or owns, in excess of a 10% equity interest in any entity to which the Company is indebted in an aggregate amount exceeding 5% of the Company’s or such other entity’s total consolidated assets.

3.                Relationships with law firms retained by the Company.   The director is a member of, or of counsel to, a law firm that the Company has retained during the last fiscal year or proposes to retain during the current fiscal year, if the dollar amount of fees paid exceeds or is expected to exceed 5% of the firm’s or the Company’s gross revenues.

4.                Relationships with investment banks retained by the Company.   The director is a partner or executive officer of any investment banking firm that has performed services for the Company, other than as a participating underwriter in a syndicate, if the dollar amount of compensation received by the investment banking firm exceeds or is expected to exceed 5% of the firm’s or the Company’s consolidated gross revenues.

A-1

5.                Beneficial ownership of the Company’s equity securities.   The director or an immediate family member beneficially owns more than 10% of the Company’s equity securities, or is an equity owner, director or executive officer (or similar position) with an organization that beneficially owns more than 10% of the Company’s equity securities.

6.                Relationships with entities which are indebted to the Company.   The director is, or during the last fiscal year has been, an executive officer of, or owns, or during the last fiscal year has owned, in excess of a 10% equity interest in any entity which was indebted to the Company at the end of the Company’s last fiscal year in an aggregate amount exceeding 5% of the Company’s or such other entity’s total consolidated assets at the end of that fiscal year.

7.                Transactions with the Company.   A director or an immediate family member of a director engages in any transaction with the Company other than a transaction entered into in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with unrelated third parties or offered to the Company’s employees generally.

A-2

   DETACH PROXY CARD HERE

(Please mark, sign, date and return this proxy in the enclosed postage prepaid envelope.)	☒ (Votes must be Indicated (x) In Black or Blue Ink.
THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE NOMINEES LISTED BELOW, “FOR” PROPOSAL 2, “FOR” PROPOSAL 3 AND “AGAINST” PROPOSAL 4.	FOR	AGAINST	ABSTAIN
Proposal 1. Election of Directors:	Proposal 3. Adoption of the Third Amended and	☐	☐	☐
The Board of Directors recommends a vote “FOR” the nominees listed below.	Restated 1996 Stock Option and Incentive
Plan at Arden Realty, Inc. and Arden Realty
Limited Partnership.
FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS	☐	The Board of Directors recommends a vote “FOR” the amendment and restatement.

NOMINEES: RICHARD S. ZIMAN AND VICTOR J. COLEMAN
Exceptions*
INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided above.)	Proposal 4. Stockholder proposal regarding severance agreements for senior executives.	☐	☐	☐
The Board of Directors recommends a vote “AGAINST”
FOR	AGAINST	ABSTAIN	the stockholder proposal.
Proposal 2.	Ratification of the Audit Committee’s	☐	☐	☐
appointment of Ernst & Young LLP to act	Should any other matters requiring the vote of the stockholders arise, the named
as our independent auditors for the year	proxies are authorized to vote the same in accordance with their best judgment in the
ending December 31, 2005.	interest of Arden Realty, Inc. The Board of Directors is not aware of any other matter
The Board of Directors recommends a vote “FOR”	which is to be presented for action at the meeting other than the matters set forth herein.
the ratification of Ernst & Young LLP.

S C A N L I N E

Please sign exactly as your name appears hereon.

When signing as attorney, executor, administrator, trustee, or other representative please give full title. If more than one trustee, all should sign.  All joint owners should sign.  If a corporation, please sign in full corporate name by President or other authorized officer.

Date	Share Owner sign here	Co-Owner sign here

ARDEN REALTY, INC.
11601 WILSHIRE BOULEVARD, FOURTH FLOOR
LOS ANGELES, CALIFORNIA 90025-1740
P R O X Y
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Arden Realty, Inc., a Maryland corporation, hereby appoints Richard S. Ziman and Victor J. Coleman, and each or either of them as proxies, with full power of substitution or resubstitution, to represent the undersigned and to vote all shares of Common Stock of Arden Realty, Inc. which the undersigned is entitled to vote at the annual meeting of the stockholders to be held on May 25, 2005 or at any and all adjournments or postponements thereof in the manner specified.

IT IS IMPORTANT THAT THE PROXY CARD BE RETURNED PROMPTLY AND THAT YOUR SHARES BE REPRESENTED.  STOCKHOLDERS ARE URGED TO IMMEDIATELY MARK, DATE, SIGN AND RETURN THE PROXY CARD IN THE ENVELOPE PROVIDED.

(Continued and to be dated and signed on the reverse side.)

To change your address, please mark this box.	☐
ARDEN REALTY, INC.
P.O. BOX 11414
To include any comments, please mark this box.	☐	NEW YORK, N.Y. 10203-0414